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                                                                    EXHIBIT 99.3


                            [LETTERHEAD OF KPMG LLP]

                         INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors
First Union Direct Bank, N.A.

We have examined management's assertion, included in the accompanying Management's Assertion on the First Union Direct Bank, N.A.'s Compliance, as Servicer, with the Servicing Requirements of the Pooling and Servicing Agreement, that First Union Direct Bank, N.A., as Servicer, complied with the servicing requirements in Article IV, Section 4.03 of the Pooling and Servicing Agreement for the First Union Master Credit Card Trust dated September 29, 1995, as amended, including supplements dated March 5, 1996, April 23, 1996, September 30, 1998 and September 30, 1999, by and between First Union Direct Bank, N.A. (the "Bank"), as Transferor and Servicer, and The Bank of New York, as Trustee (collectively, the "Agreement"), during the fifteen months ended December 31, 1999. Management is responsible for the Bank's compliance with the aforementioned section of the Agreement. Our responsibility is to express and opinion on the Bank's compliance based upon our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the aforementioned section of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the aforementioned section of the Agreement.

In our opinion, the Bank complied, in all material respects, with the aforementioned servicing requirements in Article IV, Section 4.03 of the Agreement for the fifteen months ended December 31, 1999.

This report is intended solely for the information and use of the board of directors and management of the Bank and The Bank of New York, and is not intended to be and should not be used by anyone other than these specified parties. However, this report may be distributed to those authorized to receive such information as specified in the Agreement.

/s/ KPMG LLP

March 17, 2000


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                            [Letterhead of KPMG LLP]

                         Independent Accountants' Report

The Board of Directors
First Union Direct Bank, N.A.:

We have examined management's assertion, included in the accompanying Management Representations under the FDIC Improvement Act, that First Union Corporation and subsidiaries (the "Corporation") maintained effective internal control over financial reporting as of December 31, 1999, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). First Union Direct Bank, N.A. is a wholly-owned subsidiary of the Corporation. Management is responsible for maintaining effective internal control over financial reporting. Our responsibility is to express an opinion on management's assertion based on our examination. Management has informed us that the scope of their assertion includes financial reporting presented in conformity with both generally accepted accounting principles and the Board of Governors of the Federal Reserve System instructions for the FRY-9C report (The Consolidated Financial Statements for Bank Holding Companies).

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation for the internal control over financial reporting to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that the Corporation maintained effective internal control over financial reporting as of December 31, 1999, is fairly stated, in all material respects, based upon criteria described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ KPMG LLP

January 14, 2000